                                                                                                                        Exhibit 99.1

                                                                   AVIRON

                                                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                           Page
                                                                                                                           -----

                                                 Report of Independent Accountants

To the Board of Directors and Shareholders of Aviron

In our opinion, the accompanying consolidated balance sheet as of December 31, 2001 and the related consolidated statement of operations,of stockholders' equity (deficit), and of cash flows present fairly, in all material respects, the financial position of
Aviron and its subsidiaries (the "Company") at December 31, 2001, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP
June 12, 2002
San Jose, California

                                         REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Aviron

We have audited the accompanying consolidated balance sheet of Aviron as of December 31, 2000 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the two years in the period ended December 31,
2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aviron at December 31, 2000, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

As discussed in Note 3 to the consolidated financial statements, in 2000 Aviron changed its method of accounting for revenue recognition.

                                                                  /s/     ERNST & YOUNG LLP

Palo Alto, California
January 25, 2001

                                                                   AVIRON

                                                        CONSOLIDATED BALANCE SHEETS
                                                     (in thousands, except share data)

                                                                                        December 31,
                                                                                 ------------------------
                                                                                  2001              2000
                                                                              -------------      -----------

Assets
   Cash and cash equivalents                                                  $    141,297      $     64,662
   Marketable securities                                                           280,028            73,257
   Accounts receivable, net                                                          3,209            22,393
   Inventory, net                                                                    7,702             4,264
   Other current assets                                                              9,503             2,886
                                                                              ------------      ------------
          Total current assets                                                     441,739           167,462
  Property and equipment, net                                                       45,306            27,707
  Intangible assets, net                                                            39,718            48,687
  Other assets                                                                       8,798             4,883
                                                                              ------------      ------------
      Total assets                                                            $    535,561      $    248,739
                                                                              ============      ============

Liabilities and Stockholders' Equity
   Accounts payable                                                           $     12,580      $      8,437
   Accrued expenses                                                                 15,740            10,419
   Deferred revenue                                                                  6,750             9,750
   Advance under collaborative agreement                                            10,000                --
   Other current liabilities                                                         5,519             7,504
                                                                              ------------      ------------
          Total current liabilities                                                 50,589            36,110
   Long-term obligations, less current portion                                     209,745            70,947
   Other liabilities                                                                20,901            21,096
                                                                              ------------      ------------
      Total liabilities                                                            281,235           128,153
                                                                              ------------      ------------

Commitments and contingencies (Note 16)

Stockholders' Equity
   Preferred stock, $0.001 par value;
     5,000,000 shares authorized; issuable in series;
     none outstanding at December 31, 2001 and 2000                                     --                --
   Common stock, $0.001 par value;
        100,000,000 shares authorized; 31,422,092 and 25,181,051 shares
      outstanding at December 31, 2001 and 2000, respectively                           31                25
   Additional paid-in capital                                                      653,349           394,012
   Notes receivable from stockholders                                                  (50)              (50)
   Accumulated deficit                                                            (400,689)         (273,367)
   Accumulated other comprehensive income (loss)                                     1,685               (34)
                                                                              ------------      ------------
      Total stockholders' equity                                                   254,326           120,586
                                                                              ------------      ------------
      Total liabilities and stockholders' equity                              $    535,561      $    248,739
                                                                              ============      ============

                          The accompanying notes are an integral part of these consolidated financial statements.

                                                                   AVIRON

                                                   CONSOLIDATED STATEMENTS OF OPERATIONS
                                                   (in thousands, except per share data)

                                                                                         Year Ended December 31,
                                                                            ---------------------------------------------
                                                                                 2001              2000            1999
                                                                            ------------      ------------      ---------

     Revenues:
        Contract revenue and grants                                           $   13,970        $   32,242       $ 22,232
                                                                              ----------        ----------      ---------
     Costs and  Expenses:
        Research and development                                                  34,762            28,891         27,273
        Selling, general and administrative                                       29,038            18,461         16,244
        Other operating expenses                                                  80,902            47,015         37,768
        Acquired in-process research and development                               1,836            10,904             --
                                                                              ----------        ----------      ---------
     Total expenses                                                              146,538           105,271         81,285
                                                                              ----------        ----------      ---------
     Operating loss                                                             (132,568)          (73,029)       (59,053)
        Interest income                                                           20,773             6,538          3,547
        Interest expense                                                         (15,527)          (11,020)        (6,364)
                                                                              -----------       -----------     ---------
     Loss before cumulative effect of a change in accounting principle          (127,322)          (77,511)       (61,870)
     Cumulative effect of a change in accounting principle                            --           (12,750)            --
                                                                              -----------       -----------     ---------
     Net loss                                                                 $ (127,322)       $  (90,261)     $ (61,870)
                                                                              ===========       ===========     =========
     BASIC AND DILUTED NET LOSS PER SHARE:
        Loss before cumulative effect of a change in accounting principle     $    (4.20)       $    (3.74)       $ (3.90)
        Cumulative effect of a change in accounting principle                 $       --        $    (0.62)            --
                                                                              -----------       -----------     ---------
        Net loss                                                              $    (4.20)       $    (4.36)       $ (3.90)
                                                                              ===========       ==========      =========

     SHARES USED IN CALCULATION OF NET LOSS PER SHARE                             30,337            20,715         15,848
                                                                              ===========       ==========      =========

     PRO FORMA AMOUNTS, assuming the accounting change is applied retroactively:
        Net loss                                                                                $ (77,511)      $ (74,620)
                                                                                                =========       =========
        Net loss per share                                                                      $   (3.74)      $   (4.71)
                                                                                                =========       =========

                          The accompanying notes are an integral part of these consolidated financial statements.

                                                                                AVIRON
                                                        CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                                                   (in thousands, except share data)

                                                                                    Notes              Accumulated      Total
                                       Common Stock,     Additional   Receivable   Deferred  Accum-      Other        Stockholders'
                                         $.001 par        Paid-In       from      Compen-    ulated     Comprehen-      Equity
                                       Shares    Amount   Capital   Stockholders   sation    Deficit   sive Income     (Deficit)
                                       ------    ------  ----------  ------------  -------   -------   -----------   -------------
Balance at December 31, 1998          15,723,343    $16  $130,524      $(83)       $(237)   $(121,236)     $ (18)         $8,966
     Unrealized loss on investments           --     --        --        --           --           --       (155)           (155)
     Net loss                                 --     --        --        --           --      (61,870)        --         (61,870)
                                                                                                                         -------
Comprehensive loss                            --     --        --        --           --           --         --         (62,025)
                                                                                                                         -------
Issuance of common stock in
  private placements, net of
  offering costs of $73                  708,180      1    11,259        --           --           --         --          11,260
Issuance of common stock under
  employee stock purchase plan
  and upon exercise of stock
  options and warrants                   237,495     --     1,691        --           --           --         --           1,691
Stock compensation for options
  granted to consultants                      --     --       348        --           --           --         --             348
Amortization of deferred
  compensation                                --     --        --        --          141           --         --             141
                                      ----------    ---  --------      ----        -----    ---------      -----         -------
Balance at December 31, 1999          16,669,018     17   143,822       (83)         (96)    (183,106)      (173)        (39,619)
     Unrealized gain on investments           --     --        --        --           --           --        139             139
     Net loss                                 --     --        --        --           --      (90,261)        --         (90,261)
                                                                                                                         -------
Comprehensive loss                            --     --        --        --           --           --         --         (90,122)
                                                                                                                         -------
Issuance of common stock in
  private placements, net of
  offering costs of $254               4,146,549      4    130,009       --           --           --         --         130,013
Issuance of common stock in
  public offering, net of
  offering costs of $3,272             2,200,000      2     46,226       --           --           --         --          46,228
Issuance of common stock
  under employee stock purchase
  plan and upon exercise of
  stock options and warrants             442,811     --      7,434       --           --           --         --           7,434
Issuance of warrants for
  in-process research and
  development, legal settlement,
  acquisition of domain name
  and intangible assets                       --     --     12,766       --           --           --         --          12,766
Conversion of debentures due 2005      1,722,673      2     53,628       --           --           --         --          53,630
Stock compensation for options
  granted to consultants                      --     --        127       --           --           --         --             127
Amortization of deferred
  compensation                                --     --         --       --           96           --         --              96
Payment of note receivable                    --     --         --       33           --           --         --              33
                                      ----------    ---   --------     ----        -----    ---------      -----         -------
Balance at December 31, 2000          25,181,051     25    394,012      (50)          --     (273,367)       (34)        120,586
     Unrealized gain on investments           --     --         --       --           --           --      1,719           1,719
     Net loss                                 --     --         --       --           --     (127,322)        --        (127,322)
                                                                                                                         -------
Comprehensive loss                            --     --         --       --           --          --          --        (125,603)
                                                                                                                         -------
Issuance of common stock in
  public offering, net of
  offering costs of $10,741            4,000,000      4    189,259       --           --          --          --         189,263
Issuance of common stock in
  private placement                      161,060     --      7,986       --           --          --          --           7,986
Issuance of common stock under
  employee stock purchase plan
  and upon exercise of stock
  options and warrants                   475,119     --     10,373       --           --          --          --          10,373
Issuance of warrants for
  in-process research and
  development                                 --     --      1,836       --           --          --          --           1,836
Stock compensation for
  options granted to consultants              --     --        125       --           --          --          --             125
Conversion of debentures due 2005      1,604,862      2     49,758       --           --          --          --          49,760
                                      ----------    ---   --------     ----        -----   ---------      ------        --------
Balance at December 31, 2001          31,422,092    $31   $653,349     $(50)       $  --   $(400,689)     $1,685        $254,326
                                      ==========    ===   ========     ====        =====   =========      ======        ========

                          The accompanying notes are an integral part of these consolidated financial statements.

                                                                   AVIRON

                                                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                               (in thousands)

                                                                                      Year Ended December 31,
                                                                            ------------------------------------------
                                                                                2001           2000            1999
                                                                            -----------    -----------     -----------

          CASH FLOWS FROM OPERATING ACTIVITIES:
          Net loss                                                           $(127,322)     $ (90,261)      $ (61,870)
          Adjustments to reconcile net loss to net cash used in
            operating activities:
            Depreciation and amortization                                       18,523          8,779           5,511
            Issuance of warrant for  acquisition  of  in-process  research
              and development                                                    1,836         10,904              --
            Cumulative  effect of change in accounting  principle,  net of
              tax                                                                   --         12,750              --
            Deferred revenue                                                    (3,000)        (3,000)             --
            Charge from exchange of convertible debt into common stock           1,599          2,662              --
            Stock compensation for options granted to consultants                  125            127             348
            (Amortization)/accretion  of  premium/discount  on  marketable
              securities                                                        (4,348)        (2,751)            108
            Gain on investment                                                  (1,099)            --              --
            Advance under collaborative agreement                               10,000             --              --
            Accretion of interest on long-term obligation                        1,251            323              --
            Changes in assets and liabilities:
              Accounts receivable                                               19,234        (19,543)         (2,851)
              Inventory                                                         (3,438)        (2,182)         (2,082)
              Other current assets                                              (8,811)          (990)            (96)
              Other assets                                                         767            735          (1,678)
              Accounts payable                                                   4,143          5,232             535
              Accrued expenses and other liabilities                             4,908          2,425           2,735
              Deferred rent                                                       (194)          (119)          1,098
                                                                            -----------    -----------     ----------
           Net cash used in operating activities                               (85,826)       (74,909)        (58,242)

          CASH FLOWS FROM INVESTING ACTIVITIES:
            Cash expended for intangible assets                                     --        (15,350)             --
            Purchases of investments                                          (495,491)      (516,765)        (43,980)
            Maturities of investments                                          298,081        470,637          86,176
            Loans to officers, net of repayments                                   (50)          (500)             --
            Expenditures for property and equipment                            (23,921)        (7,949)        (11,914)
                                                                             ---------     -----------      ---------
          Net cash provided by (used in) investing activities                 (221,381)       (69,927)         30,282

          CASH FLOW FROM FINANCING ACTIVITIES:
            Principal payments on capital lease obligations                         (9)          (101)           (411)
            Principal payments on debt obligation                              (19,267)        (2,878)             --
            Proceeds from issuance of:
              Convertible subordinated debt, net                               193,283             --              --
              Notes payable                                                      2,213            740          15,337
              Common stock, net                                                207,622        183,660          12,951
            Repurchase of common stock                                              --             (4)             --
                                                                             ---------      ----------      ---------
          Net cash provided by financing activities                            383,842        181,417          27,877
                                                                             ---------      ---------       ---------
          Net increase (decrease) in cash and cash equivalents                  76,635         36,581             (83)
          Cash and cash equivalents, at beginning of year                       64,662         28,081          28,164
                                                                             ---------      ---------       ---------
          Cash and cash equivalents, at end of year                          $ 141,297      $  64,662       $  28,081
                                                                             =========      =========       =========

          Supplemental schedule of non-cash financing and
            Investing activities:
            Warrants issued in connection with:
                  Intangible and other assets                                $      --      $   1,550       $      --
                  Legal settlement                                           $      --      $     313       $      --
            Exchange of convertible notes due 2005 into common stock         $  49,760      $  53,630       $      --
            Acquisition of intangible assets, net of cash paid and
              warrants issued                                                $      --      $  34,353       $      --
          Supplemental disclosures of cash flow information:
            Cash paid for interest                                           $   6,420      $   7,586       $   5,800

                          The accompanying notes are an integral part of these consolidated financial statements.

                                                                   AVIRON

                                                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                             December 31, 2001

1.       ORGANIZATION

Aviron, a Delaware corporation (together with its subsidiaries, the "Company") headquartered in Mountain View, California, is a biotechnology company focused on the prevention of disease through innovative vaccine technology. The Company's product development and commercialization efforts are currently focused on its lead product candidate, FluMist, an investigational live virus vaccine delivered as a nasal mist for the prevention of influenza. FluMist has not been approved by the United States Food and Drug
Administration, or FDA.

In January 2002, the Company was acquired by MedImmune, Inc. (MedImmune), a biotechnology company headquartered in Gaithersburg,
Maryland, through an exchange offer and merger transaction. The acquisition will be accounted for as a purchase, and the results of operations of the Company will be included in the results of MedImmune effective January 10, 2002 (see Note 18).

2.       SIGNIFICANT ACCOUNTING POLICIES

Significant accounting policies applied in the preparation of these consolidated financial statements are as follows:

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents.

Marketable Securities

The Company's marketable securities consist principally of commercial paper and debt securities of United States corporations, and
United States Government and Agency notes and bonds. Investments with original maturities of three to 24 months are considered current assets, while those with original maturities in excess of two years are considered non-current assets. The securities are held for an unspecified period of time and may be sold to meet liquidity needs and therefore are classified as available-for-sale as defined by Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity
Securities." Accordingly, the Company records these investments at fair value, with unrealized gains and losses on investments reported, net of tax, as a component of other comprehensive income (loss). The Company records an investment impairment charge in earnings when it believes an investment has experienced a decline in value that is other-than-temporary. To date, the Company has recorded no other-than-temporary losses.

Concentration of Credit Risk

Substantially all of the Company's cash and cash equivalents and marketable securities are held in custody by four major U.S.
financial institutions. The Company primarily invests in money market funds, U.S. government obligations, notes of U.S.
corporations, certificates of deposit, and commercial paper. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and, therefore, bear minimal risk. The Company's investments generally consist of marketable securities with investment grade credit ratings. The Company's investment guidelines are intended to limit the amount of credit exposure to any one entity and to any one type of investment other than securities issued by the U.S.
government. Maturities generally range from three months to 1.5 years. The fair values of these investments are sensitive to changes in interest rates and the credit-worthiness of the security issuers. Further, interest income earned on variable rate debt securities is exposed to changes in the general level of interest rates. The Company has not realized any significant losses on its investments.

Contract Revenues

Contract revenues are recognized over the fixed term of the contract or grant as the related expenses are incurred. Contract revenues associated with substantive at-risk incentive milestones and performance milestones may be recognized under the milestone payment method when the milestone is achieved, the related revenue is due and payable, and payment is assured. The milestone payment method may not be applicable to all contract revenues, in which case the Company would revert to the contingency-adjusted performance model for revenue recognition. Under this method, payments received that are related to future performance are deferred and recorded as revenues as they are earned over specified future performance periods. The amount of revenue recognized during each period is based on a percentage of completion model based on actual costs incurred relative to the total projected costs. Recognized revenues are subject to revisions as the collaboration efforts progress and estimated costs to complete are revised. Non-refundable upfront license fees are recognized over the research and development period of the agreement.

Accounts Receivable

Accounts receivable is comprised principally of amounts receivable from Wyeth in connection with reimbursement of certain expenses associated with the development and commercialization of FluMist (see Note 13).

Inventory

Inventory is comprised principally of sprayer components that will be used in the manufacture of commercial batches of FluMist for sale. Inventory is stated at the lower of cost, using the first-in, first-out method, or market value.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization expense commence when the asset is placed in service for its intended purpose. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the respective assets, which range from three to seven years. Leasehold improvements are amortized on a straight-line basis over the shorter of their useful lives or the term of the leases, which range from 18 months to 20 years.

Depreciation and amortization expense for the years ended December 31, 2001, 2000, and 1999 was $8.5 million, $5.9 million, and $4.8 million, respectively.

Upon the disposition of assets, the costs and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the statements of operations. Repairs and maintenance costs are expensed as incurred and were $1.9 million,
$1.3 million, and $0.7 million for the years ended December 31, 2001, 2000, and 1999, respectively.

Intangible Assets

Intangible assets are comprised principally of the costs related to the October 2000 restructuring of our manufacturing agreement for the manufacturing operations in the United Kingdom, which are being amortized on a straight-line basis over the life of the amended contract manufacturing agreement of approximately 6 years (see Note 14). Amortization expense for the years ended December
31, 2001 and 2000 was $8.7 million and $2.2 million, respectively. Accumulated amortization on intangible assets as of December 31,
2001 and 2000 was $10.9 million and $2.2 million, respectively.

Long-Lived Assets

The Company evaluates the recoverability of the carrying value of property and equipment and intangible assets in accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of." The Company considers historical performance and anticipated future results in its evaluation of the potential impairment. Accordingly, when the indicators of impairment are present, the Company evaluates the carrying value of these assets in relation to the operating performance of the business and future undiscounted cash flows expected to result from the use of these assets. Impairment losses are recognized when the sum of the expected future cash flows are less than the assets' carrying value. To date, the Company has recorded no impairment losses.

Fair Value of Financial Instruments

The carrying amount of financial instruments, including cash and cash equivalents, accounts receivable, other current assets, accounts payable, and accrued expenses, approximate fair value as of December 31, 2001 and 2000 due to the short maturities of these instruments.

Income Taxes

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized and are reversed at such time that realization is believed to be more likely than not. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities, exclusive of amounts related to the exercise of stock options which benefit is recognized directly as an increase in shareholders' equity.

Loss Per Share

Basic loss per share is computed by dividing the net loss available to common shareholders by the weighted average number of common shares outstanding during the period. Common share equivalents, representing shares issuable upon assumed exercise of stock options and warrants and conversion of debt, are included in the computation in periods where there are earnings and when common share equivalents would have a dilutive effect. Total common share equivalents of 9.9 million, 7.5 million, and 6.6 million, respectively, were not included in the computation for the years ended December 31, 2001, 2000, and 1999 because the Company incurred net losses for those periods and, accordingly, they were antidilutive.

Comprehensive Loss

Under SFAS No.130 "Reporting Comprehensive Income," the Company is required to display comprehensive income or loss and its components as part of the financial statements. Comprehensive loss is comprised of the net loss and other comprehensive income
(loss), which includes certain changes in equity that are excluded from net earnings. The Company includes unrealized holding gains and losses, net of tax, on available-for-sale securities in other comprehensive income (loss). Comprehensive loss for the years ended December 31, 2001, 2000, and 1999 was (in thousands) $125,603, $90,122, and $62,025, respectively.

Segment Information

SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas and major customers. Under SFAS No. 131, the Company's operations are considered one operating segment as the Company's chief operating decision makers review the results of operations of the Company on an aggregate basis and manage the operations of the Company as a single operating segment.

The Company's wholly-owned subsidiary, Avrion UK Limited, is located in the United Kingdom, where certain key components of FluMist are manufactured. The breakdown of long-lived assets by geographic region is as follows (in thousands):

                                                                  2001                   2000
                                                                  ----                   ----

   United States                                                $ 37,112              $ 24,898
   United Kingdom                                                 47,912                51,496
                                                                --------              --------
   Total long-lived assets                                      $ 85,024              $ 76,394
                                                                ========              ========

Foreign Currency Translation

The U.S. Dollar is the functional currency for the Company's subsidiary in the United Kingdom. Monetary assets and liabilities that are not denominated in the functional currency are remeasured to U.S. dollars and the resulting gains and losses are included in interest income.

New Accounting Standards

The Company adopted SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities"
("SFAS 140"), for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001.
SFAS 140 establishes accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The adoption of SFAS 140 did not have a material impact on the Company's financial position, results of operations or cash flows.

During June 2001, the Company adopted SFAS No.141, "Business Combinations" ("SFAS 141"), which addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16 and SFAS 38, "Accounting for Preacquisition Contingencies of
Purchased Enterprises." All business combinations under the scope of this statement consummated after June 30, 2001 are to be accounted for using one method, the purchase method. In accordance with the standard, the Company prospectively adopted SFAS 141 effective for business combinations consummated after June 30, 2001. The adoption did not have a material impact on the Company's financial position, results of operations, or cash flows for all periods presented.

SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), was issued in June 2001 and addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." Under SFAS 142,
goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed at least annually for impairment. The amortization provisions of SFAS 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, the Company is required to adopt SFAS 142 effective January 1, 2002. The
Company anticipates that SFAS 142 will not have a material impact on the Company's financial position, results of operations, or cash flows.

SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"), was issued in June 2001 and addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to all entities and legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and normal operation of long-lived assets. SFAS 143 is effective for the Company's fiscal year beginning January 1, 2003. The Company anticipates that SFAS 143 will not have a material impact on the Company's financial position, results of operations, or cash flows.

SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), was issued in August 2001 and addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 is effective for the Company's fiscal year beginning January 1, 2002. The Company anticipates that SFAS 144 will not have a material impact on the Company's financial position, results of operations, or cash flows.

Stock-based Compensation

Compensation costs attributable to stock option and similar plans are recognized based on any excess of the quoted market price of the stock on the date of grant over the amount the employee is required to pay to acquire the stock, in accordance with the intrinsic-value method under Accounting Principles Board Opinion No. 25 ("APB 25"). Such amount, if any, is accrued over the related vesting period, as appropriate. In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company
makes pro forma disclosures of net earnings as if the fair-value-based method of accounting had been applied.

Reclassification

Certain prior year amounts have been reclassified to conform to the current presentation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United
States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the financial statement date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.       ACCOUNTING CHANGE

The Company previously recognized non-refundable up-front license fees as revenue when received and when all significant contractual obligations relating to the fees had been met. Effective January 1, 2000, the Company changed its method of accounting for non-refundable up-front license fees to recognize such fees over the research and development period of the agreement. The Company believes the change in accounting principle is preferable based on guidance provided in SEC Staff Accounting Bulletin No. 101 -
Revenue Recognition in Financial Statements. The $12.8 million cumulative effect of the change in accounting principle, calculated as of January 1, 2000, was reported as a charge in the year ended December 31, 2000.

The Company implemented SAB 101 effective January 1, 2000. As of December 31, 2001 and 2000, the Company has recorded on the balance sheet deferred revenue of $6.8 million and $9.8 million, respectively. The deferred revenue is being recognized over the period of fulfillment of the contractual obligations. The effect of adopting SAB 101 on 2000 earnings before the cumulative effect of the change in accounting principle was additional income, net of tax, of $3.0 million, or $0.15 per share. The effect on 2000 net earnings (including a cummulative effect, non-cash, after tax charge of $12.8 million or $0.62 per share) was a charge of $9.8 million, or $0.47 per share. If the Company had been required to account for transactions in accordance with SAB 101 in earlier periods, the Company would have decreased other revenue and earnings before the cumulative effect of a change in accounting principle by $12.8 million, net of tax, for the year ended December 31, 1999. Earnings per share would have decreased by $0.81 for the year ended December 31, 1999.

4.       INVESTMENTS

Investments are comprised of the following (in thousands):
                                                        Cost/       Fair Value at     Gross          Gross
                                        Principal    Amortized         Balance     Unrealized      Unrealized
                                         Amount         Cost         Sheet Date       Gains          Losses
                                         ------         ----         ----------       -----          ------

December 31, 2001:

Corporate commercial paper              $ 39,904     $ 39,945       $ 39,949         $   18           $(14)
U.S. corporate notes and bonds           159,042      163,884        165,447          1,577            (14)
U.S. Government and Agencies              74,700       74,514         74,632            138            (20)
                                        --------     --------       --------         ------           ----
Total                                   $273,646     $278,343       $280,028         $1,733           $(48)
                                        ========     ========       ========         ======           ====

December 31, 2000:

Corporate commercial paper              $ 51,050     $ 51,425       $ 51,409         $   25           $(41)
U.S. corporate bonds                      19,300       19,805         19,775             46            (76)
U.S. Government and Agencies               2,000        2,061          2,073             12             --
                                        --------     --------       --------         ------           ----
Total                                   $ 72,350       73,291         73,257             83           (117)
                                        ========     ========       ========         ======           ====

The amortized cost and fair market value of investments at December 31, 2001 and 2000, by contractual maturities are (in thousands):

                                                       2001                            2000
                                                       ----                            ----
                                              Cost/                         Cost/
                                           Amortized       Fair           Amortized            Fair
                                              Cost        Value             Cost               Value
                                              ----        -----             ----               -----

Due in one year or less                    $244,840      $246,239          $68,731            $68,751
Due after one year through two years         33,503        33,789            4,560              4,506
                                           --------      --------          -------            -------
Total                                      $278,343      $280,028          $73,291            $73,257
                                           ========      ========          =======            =======

Gross gains recognized on sales of securities in 2001 were $0.1 million, as determined by specific identification. There were no significant realized gains or losses during 2000 or 1999.

5.       PROPERTY AND EQUIPMENT

Property and equipment, stated at cost at December 31, is comprised of the following (in thousands):

                                                                            2001                2000
                                                                            ----                ----
     Leasehold improvements                                               $24,818             $19,856
     Laboratory and manufacturing equipment                                19,399              14,331
     Office furniture, computers, and equipment                             7,936               5,421
     Construction in progress                                              16,973               3,704
                                                                          -------             -------
                                                                           69,126              43,312
     Less accumulated depreciation and amortization                       (23,820)            (15,605)
                                                                          -------             -------
                                                                          $45,306             $27,707
                                                                          =======             =======

As of December 31, 2000, total assets in the amount of $6.2 million with accumulated depreciation of $2.8 million had been pledged as collateral under the terms of a credit facility, with an additional $2.2 million of assets having been pledged in early 2001. The asset-backed loans were repaid in full during 2001, and as of December 31, 2001, there were no assets pledged as collateral under any credit arrangements (See Note 8).

6.       ACCRUED EXPENSES

Accrued expenses at December 31, is comprised of the following (in thousands):

                                                                                  2001                    2000
                                                                                  ----                    ----

       Accrued clinical trial costs                                             $1,174                  $1,320
       Accrued interest                                                          4,375                     695
       Accrued legal expenses                                                       89                     309
       Accrued manufacturing                                                        --                     915
       Accrued bonuses                                                           5,280                   3,858
       Accrued other                                                             4,822                   3,322
                                                                                 -----                   -----
                                                                               $15,740                 $10,419
                                                                               =======                 =======

7.       FACILITIES LEASES

The Company leases certain office, equipment, warehouse, laboratory and manufacturing facilities under operating lease agreements.
Several leases include options for renewal or purchase and contain clauses for payment of operating costs, including real estate taxes, utilities, insurance and maintenance. Certain of the Company's operating leases provide for a stipulated rate of increase in the lease payment. The Company also subleases a portion of its leased facilities.

The Company occupies its corporate headquarters and laboratory facilities in Mountain View, California, pursuant to an operating lease through 2005, with an option to renew for two additional five-year periods. The Company occupies additional office and laboratory space in Santa Clara, California, pursuant to two operating leases, expiring in 2019 and 2004, respectively, with options to extend for additional terms of five to seven years.

The Company leases a manufacturing facility in Pennsylvania from a contract manufacturer that provides services to the Company, subject to a seven-year operating lease through December 2004, with extension options for up to two additional periods of three years each, upon six months prior notice and provided the Company reaches certain production rates as stipulated in the lease.
Beginning October 1, 2002, the lessor may deliver written notice of termination effective 36 months following such notice. The agreement provided for the deferral of 40 percent of the base monthly rental for a 2-year period of approximately $1.1 million. The
Company repaid the amount in two equal installments in January 2000 and 2001. In addition, the Company is required to maintain an improvement allowance of $0.5 million in escrow, which will be remitted to the lessor through an additional monthly charge per unit of production. These amounts have been accounted for as deferred rent in the accompanying balance sheet. As of December 31, 2001 and
2000, deferred rent related to this facility amounted to approximately $0.5 million and $1.1 million, respectively.

In October 2000, the Company acquired a 25-year lease expiring September 2024 for eight acres of land and a 45,000 square foot structure in Speke, United Kingdom, which the Company intends to use for manufacturing operations.

Rent expense for all operating leases for the years ended December 31, 2001, 2000, and 1999 was approximately $7.9 million, $6.0 million, and $5.9 million, respectively, which is net of sublease income in the amount of approximately $0.5 million, $1.9 million, and $0.9 million for the respective years.

The Company's future minimum lease payments under operating leases are as follows (in thousands):

                                                     Year ending December 31,
                                                     ------------------------

                                           2002                          $ 6,658

                                           2003                            6,640

                                           2004                            6,679

                                           2005                            4,464

                                           2006                            2,694

                                           Thereafter                     34,471
                                                                          ------
                                                                         $61,606
                                                                         =======

The Company did not have any noncancelable subleases as of December 31, 2001.

8.       LONG-TERM OBLIGATIONS AND OTHER LONG-TERM LIABILITIES

Long-term obligations at December 31, is comprised of the following (in thousands):
                                                                                             2001           2000
                                                                                             ----           ----

       5 1/4% Convertible Subordinated Notes, due 2008                                    $ 200,000        $    --
       5 3/4% Convertible Subordinated Notes, due 2005                                           --         48,340
       Asset backed loans, with interest ranging from 11.63% to 13.76% (weighted
       average interest rate of 12.44% at December 31, 2000)                                     --         13,198
       Obligations to Evans                                                                  12,753         15,353
       Capital lease obligations                                                                 --              9
                                                                                          ---------        -------
       Less current portion included in other current liabilities                            (3,008)        (5,953)
                                                                                          ---------        -------
                                                                                          $ 209,745        $70,947
                                                                                          =========        =======

Convertible Debt

In February 2001, the Company completed a public offering of $200.0 million aggregate principal amount of 5 1/4% Convertible
Subordinated Notes (the "2008 Notes") due 2008. Net proceeds to the Company were $193.3 million, net of expenses, underwriters'
discounts and commissions. The 2008 Notes are convertible into an aggregate of 3.2 million shares of the Company's common stock, based on a conversion price of $62.50, at any time on or before February 1, 2008. The Company may redeem the 2008 Notes beginning in
February 2004, at redemption prices declining from 103% of their principal amount in 2004 to 100% in 2008, plus accrued interest.
Interest is payable semi-annually in arrears in cash on February 1 and August 1 each year.

On March 30, 1998, the Company completed a public offering of $100.0 million aggregate principal amount of 5 3/4% unsecured
Convertible Subordinated Notes (the "2005 Notes") due 2005 for net proceeds of $96.1 million, net of expenses, underwriters'
discounts and commissions. The 2005 Notes are convertible into an aggregate of 3.2 million shares of the Company's common stock, based on a conversion price of $30.90, at any time on or before January 15, 2008, and pay interest semi-annually in arrears in cash on April 1 and October 1 each year. The 2005 Notes were redeemable by the Company beginning in April 2001.

During the fourth quarter of 2000 and the first quarter of 2001, respectively, the Company issued approximately 1.7 million and 1.1 million shares of the Company's common stock upon the conversion of approximately $51.7 million and $33.5 million aggregate principal amount of the 2005 Notes in a number of privately negotiated transactions. Additional non-cash interest expense related to the exchanges was approximately $2.7 million and $1.6 million, respectively. Approximately $1.2 million and $0.8 million of unamortized debt issue costs related to the 2005 Notes exchanged were charged to additional paid-in capital during the fourth quarter of 2000 and the first quarter of 2001, respectively.

During June and July 2001, the remaining $14.7 million aggregate principal amount of outstanding 2005 Notes were redeemed for approximately 0.5 million shares of the Company's common stock, with no cash being paid on the conversion. Remaining unamortized debt issue costs of $0.2 million were charged to additional paid-in capital during the third quarter of 2001.

The estimated fair value of the 2008 Notes as of December 31, 2001 was approximately $212.6 million, based on quoted market prices, while the estimated fair value of the 2005 Notes approximated $70.5 million, based on quoted market prices at of December 31, 2000.

Credit Facilities For Asset Backed Loans

During 1999, the Company entered into two credit facilities secured by various assets and requiring the maintenance of a minimum balance of cash and investments in the amount of $20.0 million. On December 29, 1999, $15.4 million was drawn under these credit facilities and $740,000 was drawn in December 2000. An additional loan of approximately $2.2 million was drawn in the first quarter of 2001. The original repayment schedules ranged from 48 to 72 months in monthly payments (which include principal and interest)
ranging from 1.9% to 2.6% of the original principal sum of each advance. Outstanding balances bear interest at fixed rates determined on the date of the draw, ranging from 11.63% to 13.76%. During June and July 2001, the Company made repayments of $7.2 million and $6.5 million, respectively, in full repayment of the obligations. In connection with the repayments, additional interest expense of $0.6 million was recognized representing the write-off of unamortized deferred financing costs and loan termination costs.

The fair values of amounts outstanding under the Company's credit facilities at December 31, 2000 approximated the carrying value of these obligations.

Obligations to Evans

In conjunction with the restructuring of the Company's manufacturing agreement with Evans during October 2000 (see Note 14), the
Company recorded certain obligations to Evans. The Company recorded the net present value of a stream of five annual payments of
$3.9 million beginning in September 2001 and continuing through September 2005, which is included in long-term obligations. The
Company also recorded an obligation for additional payments totaling $19.0 million, included in Other Liabilities, which will be paid over the term of the agreement based on net sales of FluMist, if and when approved for marketing, with the unpaid balance, if any, due January 2006. The $19.0 million obligation has not been discounted because the timing of the related payments is not fixed, but is based on net sales of FluMist. The Company believes the fair value of the obligations to Evans approximates the carrying value of these obligations.

9.       SHAREHOLDERS' EQUITY

Common Stock

During February 2001, the Company completed a public offering of 4.0 million shares of its common stock at $50.00 per share concurrent with the offering of the 2008 Notes. Aggregate net proceeds to the Company, after expenses and underwriters' discounts and commissions, were approximately $189.2 million.

Pursuant to an equity financing commitment from Acqua Wellington North America Equities Fund, Ltd. ("Acqua Wellington"), during 2001 and 2000, respectively, the Company sold 161,060 shares and 2,475,850 shares of its common stock to Acqua Wellington for total proceeds of $8.0 million and $84.0 million, resulting in an average price per share of $49.67 and $33.93. The sales were made at the
Company's discretion at a small discount to the average market price of the Company's common stock for an 18-day period prior to the sale. With these purchases, Acqua Wellington completed its commitment under the agreement.

During the year ended December 31, 2000, the Company sold 309,995 shares of common stock to Ridgeway Investment Ltd. for total proceeds of $6.0 million, or $19.36 per share; 910,704 shares of common stock to American Home Products, for total proceeds of $18.7 million, or an average price of $20.53 per share; and 450,000 shares of common stock in a private transaction to Biotech Invest,
S.A., an affiliate of Biotech Target, S.A., at a price of $48.00 per share for aggregate proceeds of $21.6 million.

The number of authorized shares was increased from 30.0 million to 100.0 million shares based on a vote of stockholders at our
Annual Meeting on June 1, 2000.

On April 10, 2000, the Company sold 2,200,000 shares of its common stock in a follow-on public offering at a price of $22.50 per share. Aggregate net proceeds to the Company, after expenses and underwriters' discounts and commissions, were approximately $46.2 million.

In October 1997, the board of directors adopted a Share Purchase Rights Plan that provides for the distribution of certain rights to acquire shares of our Series A Junior Participating Preferred Stock, par value $0.001, or the "Rights," as a dividend for each share of common stock held of record as of October 23, 1997. The Rights are triggered and become exercisable upon the occurrence of either
(i) the date of a public announcement of the acquisition of 20% or more beneficial ownership of the Company's common stock by a person or group, or an "Acquiring Person", or (ii) ten business days (or such later time as may be set by the board of directors)
after a public announcement of a tender or exchange offer for 20% or more beneficial ownership of the Company's common stock by an
Acquiring Person. If the Rights are triggered, each Right effectively provides its holder the right to purchase shares of common stock at a 50% discount from the market price at that time, upon payment of an exercise price of $150.00 per Right.

During 1996, the Company adopted an Employee Stock Purchase Plan under which 350,000 shares of common stock are reserved for issuance. Eligible employees may purchase a limited number of shares of the Company's common stock at 85% of the market value at plan-defined dates. Employees purchased 40,765 shares, 60,288 shares, and 33,812 shares for $1.5 million, $1.1 million, and $0.5 million during 2001, 2000 and 1999, respectively.

10.      POTENTIAL COMMON SHARES

Reserved Shares

    As of December 31, 2001, the Company has reserved shares of common stock for future issuance as follows:

                                   Options:
                                     Outstanding                                   6,263,737
                                     Available for grant                           2,140,382
                                     Employee Stock Purchase Plan                    143,602
                                     Warrants                                        452,033
                                     Conversion of debt                            3,200,000
                                                                                  ----------
                                                                                  12,199,754
                                                                                  ==========

Stock Options

The Company currently grants stock options under certain of the following stock option plans:

                                                                                        Shares Authorized for Option
            Plan             Description                                                             Grants
            ----             -----------                                                             ------

1996 Equity Incentive       Provides  for the grant of  incentive  and  nonstatutory              4,730,000
Plan ("1996 Plan")          stock options to employees and consultants

1996 Non-Employee           Provides for the grant of nonstatutory stock options                    350,000
Directors' Stock Option
Plan ("Directors' Plan")

1999 Non-Officer Equity     Provides for the grant of  nonstatutory  stock  options,              4,200,000
Incentive Plan ("1999       stock bonuses,  rights to purchase restricted stock, and
Plan")                      stock  appreciation  rights to consultants and employees
                            who are not officers or directors

Most of the options granted have 10-year terms.

On June 1, 2000, an amendment of the 1996 Plan was approved by the stockholders to increase the total shares of common stock reserved for future issuance under the 1996 Plan to 4,730,000. On June 1, 2000, an amendment of the Directors' Plan was approved by the stockholders to increase the total shares of common stock reserved for future issuance under the Directors' Plan to 350,000. In
September 2001, the board of directors approved an amendment to the 1999 Plan to increase the total shares of common stock reserved for future issuance under the 1999 Plan to 4,200,000.

The standard vesting schedule provides for vesting of options ratably over 50 months of continued employment. The options contain acceleration clauses triggered by a change in control and qualifying termination, the type of such acceleration depending on whether the optionee is a regular employee, executive, or director. During 2000, in order to motivate our employees and align their interests with the Company's stockholders, the Company granted options for the purchase of a total of approximately 1.7 million shares of common stock at exercise prices ranging from $24.00 to $51.50, the vesting for which is linked to certain defined performance goals for FluMist. Options for approximately 380,000 shares became exercisable upon the acceptance for review by the FDA of our BLA submission on December 28, 2000. Options for approximately 421,000 shares were canceled at the end of 2001 because certain performance goals were not met. Options outstanding as of December 31, 2001 for approximately 556,000 shares remain unvested and will become exercisable at the earlier of the approval of FluMist for marketing in the United States, or five years from the date of grant.

In addition, the Company has issued non-qualified stock options outside of the above plans. During 1999, the Company granted approximately 0.6 million options outside of the above plans. Stock option activity related to these grants is included in the table below. There were no grants outside of the above plans during 2001 or 2000.

A summary of the Company's stock option activity, and related information for the years ended December 31, 2001, 2000 and 1999 is as follows:

                                                           2001                   2000                    1999
                                                  ---------------------- ----------------------  -----------------------
                                                                Weighted                Weighted                Weighted
                                                                 Average                 Average                 Average
                                                                Exercise                Exercise                Exercise
                                                     Options      Price     Options       Price     Options       Price
                                                  -----------   -------- ------------   -------- ------------   --------

        Outstanding-- beginning of year             5,470,369   $26.74      3,284,776   $ 20.51     1,714,535   $ 19.08
        Granted                                     2,182,371   $34.48      2,974,654   $ 31.98     2,017,200   $ 20.55
        Exercised                                    (400,460)  $21.07       (361,716)  $ 17.79      (198,577)  $  5.66
        Forfeited                                    (988,543)  $28.00       (427,345)  $ 23.24      (248,382)  $ 22.89
                                                    ---------            ------------            ------------
        Outstanding-- end of year                   6,263,737   $29.59      5,470,369   $ 26.74     3,284,776   $ 20.51
                                                    =========            ============            ============

The Company recognized deferred compensation for certain options granted in 1997 and 1998. Total deferred compensation of approximately $2.1 million has been amortized over the vesting period of such options on an accelerated basis. A portion of these options vested immediately upon grant. Compensation expense related to these options recorded during the years ended December 31,
2000 and 1999 was approximately $96,000 and $141,000, respectively. The deferred compensation was fully amortized as of December 31,
2000.

Additional information related to the plans as of December 31, 2001 is as follows:

                                                                                     Options Exercisable
                                             Options Outstanding                   ------------------------
                              -----------------------------------------------      Options       Weighted-
                                  Options     Weighted-Average     Weighted-      Currently       Average
                              Outstanding at      Remaining         Average    Exercisable at    Exercise
Range of Exercise Prices       Dec. 31, 2001  Contractual Life  Exercise Price  Dec. 31, 2001      Price
------------------------      --------------  ----------------  -------------- --------------    ---------
$ 0.25 - $10.00                       148,292           4.7          $ 5.70        148,292          $ 5.70
$10.01 - $20.00                       691,096           7.7          $16.64        246,024          $16.59
$20.01 - $30.00                     2,988,221           8.1          $23.87      1,291,277          $24.42
$30.01 - $40.00                     1,413,449           8.9          $36.20        353,590          $34.66
$40.01 - $67.88                     1,022,679           8.4          $49.38        186,341          $49.30
                                    ---------           ---          ------      ---------          ------
                                    6,263,737           8.2          $29.59      2,225,524          $26.02
                                    =========           ===          ======      =========          ======

The Company has adopted the disclosure only provisions of SFAS 123 as they pertain to financial statement recognition of compensation expense attributable to stock compensation plans. As such, no compensation cost has been recognized for the Company's option plans. If the Company had elected to recognize compensation cost for all of its stock option plans consistent with SFAS 123, the Company's net earnings and earnings per share on a pro forma basis would be:
                                                                            2001             2000             1999
                                                                            ----             ----             ----

  Net loss - as reported                                              $(127,322)        $(90,261)        $(61,870)
  Net loss - pro forma                                                $(180,642)       $(128,957)        $(77,450)
  Net loss per share - as reported                                       $(4.20)          $(4.36)          $(3.90)
  Net loss per share - pro forma                                         $(5.95)          $(6.23)          $(4.89)

The pro forma expense related to the stock options is recognized over the vesting period, generally 50 months. The fair value of each option grant was estimated using the Black-Scholes option pricing model with the following weighted average assumptions for each year:
                                                                            2001             2000             1999
                                                                            ----             ----             ----
  Risk-free interest rate                                                  5.09%            5.24%            6.65%
  Expected life of options - years                                          6.8              8.3              7.9
  Expected stock price volatility                                            87%              82%              79%
  Expected dividend yield                                                    N/A              N/A              N/A

The weighted average fair value of options granted during 2001, 2000, and 1999 was $27.39, $25.93, and $16.34, respectively. Because the Company's employee stock options and employee stock purchase plans have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair market value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company's employee stock options and shares issued pursuant to the employee stock purchase plan.

Warrants

Outstanding warrants to purchase common stock are as follows at December 31, 2001:

                Number of Shares        Exercise Price               Expiration
                ----------------        ------------------           ----------
                  340,000                 $  10.00                February 2007
                    9,398                 $  53.00                 October 2005
                   52,635                 $  47.50                 October 2002
                                                                 to October 2006
                   50,000                 $  10.00                 March 2008
                  -------
                  452,033
                  =======
As a result of the acquisition of the Company by MedImmune during January 2002 (see Note 18), 62,033 of the outstanding warrants as of December 31, 2001 were cancelled in accordance with the respective warrant agreements.

11.      INCOME TAXES

Deferred income taxes reflect the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at December 31, are as follows:

                                                                      2001                       2000
                                                             ------------------------    ----------------------
Deferred tax assets:
     Net operating loss carryforwards                                      $ 132,900                  $ 89,800
     U.S. general business credit carryfowards                                11,500                     7,400
     Capitalized research and development expenses                            10,460                     7,490
     Deferred revenue                                                          2,700                     3,900
     Other                                                                    12,310                     5,870
                                                             ------------------------    ----------------------
        Total deferred tax asssets                                           169,870                   114,460

Valuation allowance                                                         (169,870)                 (114,460)
                                                             ------------------------    ----------------------
                                                             ------------------------    ----------------------
        Net deferred tax assets                                                  $ -                       $ -
                                                             ========================    ======================

Realization of net deferred tax assets at the balance sheet date is dependent on future earnings, which are uncertain. Accordingly, a full valuation allowance was recorded against the assets. The valuation allowance increased by $55.4 million and $39.3 million during the years ended December 31, 2001 and December 31, 2000, respectively. The increase in the valuation allowance is due largely to continued net operating losses.

A reversal of the valuation allowance will be considered when it is more likely than not that the Company's deferred tax assets
(comprised mostly of net operating loss carryforwards and research credits) will be realized. As described in Note 18, the Company was acquired by MedImmune in January 2002. In conjunction with this transaction, the Company anticipates that most of the valuation allowance will be reversed, as it is more likely than not that the deferred tax assets will be realized. Accordingly, the reversal will be considered part of the purchase price of the Company and no tax benefit will be recorded in the income statement.

As of December 31, 2001 the Company had net operating loss carryforwards for federal and state tax reporting purposes of approximately $ 381.6 million and $ 52.5 million, respectively. The Company also has general business credit carryforwards, comprised of federal and California research and other tax credit carryforwards, of approximately $ 7.3 million and $ 4.2 million, respectively. The federal net operating loss and credit carryforwards will expire at various dates beginning in the year 2007 through 2021, if not utilized. The timing and manner in which the Company will utilize the net operating loss and general business credit carryforwards in any year, or in total, will be limited by provisions of the Internal Revenue Code Section 382, regarding changes in ownership of the Company.

Deferred taxes are not provided for the earnings of the company's foreign subsidiaries, as those earnings are considered permanently reinvested in the operations of the foreign subsidiaries.

Approximately $9.4 million of the valuation allowance for deferred tax assets relates to benefits of stock options deductions, which when recognized will be recorded directly to shareholders' equity.

12.      LICENSE AGREEMENTS

ARCH Development Corporation

In July 1992, the Company entered into a license agreement with ARCH Development Corporation, or ARCH, for the exclusive, worldwide commercialization license, with the right to sublicense, to patent rights and related intellectual property and materials pertaining to the herpes simplex viruses, EBV and various recombinant methods and materials. In return for these rights, the Company will make payments to ARCH upon the achievement of certain milestones in the development of products covered by the license and will pay royalties to ARCH on net sales of such products. The term of this agreement extends until the expiration of the last-to-expire patent rights covered under the license.

ARCH had asserted an interpretation of the financial terms of this agreement, relating to the license by the Company of its EBV technology to SmithKline Beecham Biologicals S.A., or SBB, a division of GlaxoSmithKline, and to the Company's sublicense of certain
HSV technology to NeuroVir Therapeutics, Inc., or NeuroVir, formerly known as NeuroVir Research, Inc., both of which would have required the Company to pay ARCH a portion of any future or past payments, including sublicense fees and milestone payments that the
Company received under the SBB and NeuroVir agreements.

On May 8, 2000, the Company entered into a settlement agreement with ARCH pursuant to which the Company transferred to ARCH one-half of the Company's ownership interest in Series A preferred shares of NeuroVir, transferred one-half of its ownership interest in a warrant to acquire shares of common stock of NeuroVir at a price of $5.00 Canadian per share that expires on the earlier of May 31,
2003 or the closing of an initial offering of NeuroVir, paid cash of $312,500 and issued a warrant to ARCH to purchase 14,077 shares of the Company's common stock at an exercise price of $23.00 per share that expires on June 23, 2005. The value of the warrant at the date of issuance was determined to be $312,500 using the Black-Scholes option valuation model. The total cost of the settlement was valued at $625,000, which was recognized as an expense in the year ended December 31, 1999. In addition, as part of this settlement, the Company agreed to pay ARCH 25% of milestones earned under the Company's agreement with SBB. During November 2000, the Company received a milestone of $1.5 million from SBB of which $375,000 was paid to ARCH.

The Mount Sinai School of Medicine

In 1993, the Company entered into a technology transfer agreement with The Mount Sinai School of Medicine of the City University of
New York, or Mount Sinai, to acquire certain patent rights and technical information in exchange for warrants to purchase common stock. Warrants for the exercise of 26,079 shares were exercised during 2001.

University of Michigan

In February 1995, the Company signed a license agreement with the University of Michigan for the worldwide license to the University of Michigan's inventions and discoveries related to a cold-adapted influenza vaccine, including the ability to develop, use, sublicense, manufacture and sell products and processes claimed in the patent rights. Under the arrangement, the Company paid the
University of Michigan a $100,000 fee and issued shares of Series B preferred stock (which converted into 264,746 shares of common stock upon the closing of our initial public offering), resulting in a charge to research and development expense of approximately
$1,588,000. Upon commercialization of the vaccine product, the license agreement provides that the Company will pay royalties based on net revenues.

On February 16, 2000, the Company amended its agreement with the University of Michigan to accelerate the issuance of a warrant to the University. As a result of this amendment, the Company granted the University of Michigan a warrant to purchase 340,000 shares of Aviron common stock at an exercise price of $10.00 per share. As the related technology is under development, the Company recorded a one-time non-cash charge of approximately $10.9 million in the first quarter of 2000, representing the estimated fair value using the Black-Scholes option valuation model.

In March 2001, the Company further amended its stock transfer agreement with the University of Michigan to accelerate the issuance of a warrant to the University. As a result of this second amendment, the Company granted to the University a warrant to purchase
50,000 shares of the Company's common stock at an exercise price of $10.00 per share. This warrant was valued at approximately $1.8 million using the Black-Scholes option valuation model and, based on the Company's assessment of the stage of development of FluMist at the time, was recorded as an intangible asset during the first quarter of 2001, which was intended to be amortized over the estimated useful life of the FluMist product. Since the Company did not receive FDA approval by the end of 2001, the remaining unamortized balance of $1.8 million as of December 31, 2001 was charged to current period results as acquired in process research and development.

As a result of the acquisition of the Company by MedImmune during January 2002 (see Note 18), these warrants were exchanged for warrants to purchase 419,250 shares of MedImmune common stock in the aggregate. The agreement also provides for the issuance, upon the first commercial sale of FluMist, of a warrant for approximately 5,150 shares of MedImmune common stock at an exercise price equal to 125% of the acquisition price of Aviron.

Upon the date of the first commercial sale of FluMist, if the Company has more than 31.2 million shares of common stock then outstanding, the Company will issue additional warrants allowing the University of Michigan to purchase 1.25 percent of the excess shares on the same terms.

NeuroVir Therapeutics, Inc.

In July 1996, the Company licensed certain patent rights covering or relating to the use of HSV-2 for treatment of cancer and for gene therapy, but excluding use in vaccines, to NeuroVir, formerly NeuroVir Research, Inc. In exchange, the Company received 802,083 shares of preferred stock and a warrant to purchase 250,000 shares of common stock. This warrant may be exercised at $5.00 (Canadian dollars, or Cdn.) and expires on the earlier of (1) May 31, 2003, or (2) the closing date of the public offering of NeuroVir's common stock with net proceeds of at least an aggregate of $10.0 million (Cdn.) and an issue price of at least $3.50 (Cdn.) per share. As part of the Company's settlement with ARCH, the Company agreed to transfer to ARCH one-half of its ownership interest in the preferred stock and the warrant to acquire common stock of NeuroVir. The Company's investment has a carrying value of zero, and the Company is under no obligation to provide any funding to NeuroVir. As no market existed for NeuroVir's capital stock, it was not practicable to determine the fair value of shares held by the Company.

During the fourth quarter of 2000, Neuro Vir was acquired by MediGene, a German public company. In connection with this merger, the
Company exercised its warrant for common shares of MediGene during the first quarter of 2001. As a result, the Company recorded an investment gain in the amount of approximately $1.0 million, based on the approximate market value of the shares of MediGene that were obtained. The shares were subsequently sold in the open market at an immaterial loss.

13.      COLLABORATIVE AGREEMENTS

Wyeth

In January 1999, the Company signed a worldwide collaborative agreement with Wyeth Lederle Vaccines, a subsidiary of American Home
Products Corporation, which is now called Wyeth, for the development, manufacturing, distribution, marketing, promotion, and sale of
FluMist. Under this agreement, Wyeth has exclusive worldwide rights to market FluMist, excluding Korea, Australia, New Zealand and some South Pacific countries. The two companies will co-promote FluMist in the U.S. Wyeth holds the marketing rights for an initial term of seven years from the first commercial sale of FluMist in the U.S. and an initial term of eight years from the first commercial sale of FluMist outside the U.S. Wyeth has the option to extend its rights both in the U.S. and internationally for an additional four years, which could result in payments to the Company in excess of $140 million. Under the terms of the agreement with Wyeth, the two companies are to collaborate on the regulatory, clinical and marketing programs for FluMist within the United
States.

As consideration under the agreement, the Company received a non-refundable cash payment of $15.0 million for the license that was recognized as revenue during the quarter ended March 31, 1999. In connection with the adoption of SAB 101, the Company changed its method of accounting for this license fee as of January 1, 2000 (see Note 3). During 2001, the Company recognized $3.0 million of the upfront fee in accordance with SAB 101, and $10.2 million of revenue in expense reimbursements from Wyeth for a portion of the
Company's clinical development and commercialization costs. During 2000, the Company recorded a $15.5 million milestone related to the acceptance for review by the FDA of the BLA for FluMist on December 28, 2000, $3.0 million of the upfront fee in accordance with
SAB 101, which was included in the cumulative effect adjustment made as of January 1, 2000, and $11.7 million of revenue in expense reimbursements from Wyeth for a portion of the Company's clinical development and commercialization costs. In 1999, the Company recorded $6.0 million of revenue in expense reimbursements from Wyeth for a portion of the Company's clinical development and commercialization costs.

As a part of the collaboration, the Company is to receive certain additional payments related to the achievement of key milestones and events for FluMist. Potential milestone payments to the Company from Wyeth include: $20 million for approval in the U.S.; $20 million for advisory body recommendations and expanded label claims; up to $17.5 million for FDA approval of use in second and third target populations; $10 million for the submission of a license application in Europe; a $27.5 million payment for the approval of a liquid formulation of FluMist, and up to $50 million upon licensure in international regions. Compensation for achieving additional development, supply and regulatory milestones is also included in the collaboration agreement and may total up to an additional
$67.5 million. Consideration for the license also includes a commitment to provide the Company with up to $40.0 million in financing. As of December 31, 2001, Wyeth had purchased shares of the Company's common stock valued at $20.0 million. The availability of the remaining $20.0 million is contingent upon regulatory approval of the product. The total potential value for the license fees, milestones, financing support and term extension options that the Company could receive from Wyeth could exceed $400 million.

Under the terms of the agreement, Wyeth will distribute FluMist and record all product sales. The Company will receive approximately
50% of FluMist revenues, paid in the form of product transfer payments and royalties. These payments are higher in the U.S. than internationally. The Company incurs expenses to manufacture, supply and co-promote FluMist. Wyeth reimburses the Company for a portion of the product's clinical development expenses and has agreed to spend up to $100 million for sales and marketing of FluMist over the first three years of commercialization in the United States. During January 2001, Wyeth advanced the Company $10 million to support inventory buildup for 2001, which is included in current liabilities in the accompanying balance sheet as of December 31,
2001.

CSL Limited

In June 1998, the Company and CSL Limited, or CSL, of Victoria, Australia jointly announced a collaborative effort for the development, sale and distribution of FluMist in Australia, New Zealand and some countries in the South Pacific. The Company and CSL will jointly carry out additional clinical trials in Australia for FluMist. Under the agreement, CSL will sponsor the marketing application with the Therapeutic Goods Administration, Australia's equivalent to the FDA. CSL will have exclusive rights to sell and distribute FluMist in these countries, and the Company will share profits from these sales. The Company will also benefit from expansion of CSL's current flu vaccine in pediatric and healthy adult market segments following the approval to market FluMist in the territory. In addition, CSL has agreed under an option agreement to grant warrants to the Company to purchase CSL common stock upon CSL's attainment of certain milestones.

14.      MANUFACTURING AGREEMENT

On July 2, 1999, the Company extended its collaboration with Celltech Medeva, or Medeva, the international marketing arm of Celltech
Group Plc, or Celltech, covering the manufacture of key components of FluMist through December 2005. The Company paid Medeva $1.0 million as an up-front fee upon execution of the agreement and accrued an additional $1.0 million of such fees as of December 31,
1999. Under the terms of this agreement, the Company was required to make specified payments to Medeva for reaching certain technological, regulatory and employment milestones, supplying the vaccine components of FluMist, and providing the use of facilities with minimum amounts stipulated for each contract year. These minimum payments include all of the milestone, supply, and facility use payments described above. The Company recorded expense associated with the Medeva contracts during 2000 and 1999 in the amounts of $5.9 million and $7.0 million, respectively.

During October 2000, Celltech sold its vaccines business, which included the Company's existing FluMist contract manufacturing agreement, to PowderJect Pharmaceuticals Plc, (PowderJect). Also in October 2000, the Company restructured its contract manufacturing agreement with Evans Vaccines Limited, (Evans), a division of PowderJect. Under the new agreement, which expires in
June 2006, responsibility for bulk manufacture of FluMist in the Speke, U.K. facility transferred to Aviron and Evans employees working on FluMist became the Company's employees. The Company also entered into subleases of the FluMist manufacturing areas on the existing site.

As consideration for the restructuring of the agreement, the Company made an initial payment of $15.0 million and agreed to make five additional annual payments of $3.9 million to Evans. As further consideration for the amendment to the agreement, the Company agreed to make additional payments totaling $19.0 million, which will be paid over the term of the agreement based on net sales of
FluMist, if and when approved for marketing, with the unpaid balance, if any, due January 2006. Evans also received warrants to purchase 63,162 shares of the Company's common stock at an exercise price of $47.50 per share. The warrants, which expire annually at the rate of 10,527 shares per year on October 10, 2001 through 2006, were valued at approximately $1.2 million. The aggregate consideration, including the net present value of the annual payments, was valued at approximately $50.2 million, and recorded as an intangible asset to be amortized over the approximate 6-year term of the agreement with Evans. The remaining obligation to Evans was
$31.8 million at December 31, 2001 and consisted of the net present value of the remaining annual payments of $3.9 million and the
$19.0 million obligation. The $19.0 million obligation has not been discounted because the timing of the related payments is not fixed, but is based on net sales of FluMist.

In addition, the Company agreed to make payments during the term of the agreement of $225,000 per year for the use of the Aviron unit in the Evans manufacturing plant, payments up to an aggregate of $3.0 million for the attainment by Evans of specific milestones and payments for other support services based on the cost of these services incurred. Rent and other support services will be expensed as the costs are incurred, and milestones will be expensed as they become due.

In October 2000, the Company agreed to acquire a 25-year lease from Celltech on approximately eight acres of land in Speke, U.K. The
Company intends to utilize an existing 45,000 square foot structure on the property to build a new FluMist manufacturing facility.
Under the terms of the Celltech agreement, the Company paid Celltech(pound)1.5 million (British Pounds Sterling) and assumed the obligations for the remaining 23 years of the 25-year land lease. The minimum annual lease payments are(pound)333,000 (British
Pounds Sterling) per year during the term of the lease.

15.      DEVELOPMENT AGREEMENTS

GlaxoSmithKline (Formerly SmithKline Beecham Biologicals S.A.)

In October 1995, the Company signed an agreement with GlaxoSmithKline (GSK) defining collaboration on the Company's EBV vaccine technology. Under the terms of this agreement, the Company granted GSK an exclusive license to produce, use and sell non-live EBV vaccines incorporating our technology for prophylactic and therapeutic uses on a worldwide basis, except in Korea. The Company retained U.S. co-marketing rights to a monovalent EBV vaccine formulation, which will be supplied by GSK. The Company is entitled to royalties from GSK based on net sales of the non-live EBV vaccine. No assurance can be given, however, that the Company will receive any future payments from GSK or that GSK will not terminate this agreement. The Company recognized revenues of $1.1 million during
2000 under the agreement relating to the achievement of certain milestones. Amounts recorded as revenue are net of payments made to
ARCH (see Note 12). There were no amounts received under this agreement during 2001 or 1999.

16.      COMMITMENTS

In August 1998, the Company announced the signing of a worldwide multi-year supply agreement with Becton Dickinson for the supply of its AccuSpray non-invasive nasal spray delivery system for administration of FluMist. Under the agreement, the Company advanced a total of $2.0 million to Becton Dickinson for facility expansion of plant capacity, which will be recovered against future payments for sprayers supplied under the agreement. As of December 31, 2001, $1.1 million of the advance has not been recovered and is included in other assets in the accompanying balance sheet.

17.      LITIGATION

On July 8, 1999, a lawsuit entitled Joany Chou v. The University of Chicago, ARCH Development Corp., Bernard Roizman and Aviron, was
filed in the U.S. District Court for the Northern District of Illinois, Eastern Division, or Court, by an individual formerly associated with the University of Chicago. On September 30, 1999, this individual filed an amended complaint against the same defendants. This amended complaint appeared to assert claims of inventorship relating to the United States Patent Nos. 5,328,688,
5,795,713, 5,922,328, their foreign counterparts, and potentially other patents and applications; unjust enrichment; fraud;
conversion; breach of fiduciary duty; breach of contract and breach of implied contract. The amended complaint seeks, among other things, money damages, an order correcting the inventorship and ownership of the patents referenced above, disgorgement, a constructive trust, possible injunctive and equitable relief, punitive damages, attorneys' fees, costs and interest. All of the claims appear to relate to patent and patent applications for HSV, and none appear to relate to the Company's cold-adapted influenza product or technology or any other pipeline products in research or development. On June 12, 2002, the action was dismissed with prejudice.

On June 30, 1999, the European Patent Office held oral proceedings in an Opposition filed by American Cyanamid against the Company's granted European Patent No. 0490972 relating to methods and compositions of recombinant negative-strand RNA viruses. In April 2001, the European Patent Office issued a written opinion that upholds claims limited to recombinant influenza and denies claims generically encompassing negative-strand RNA viruses. This decision will not affect the Company's cold-adapted influenza product. In
July 2001, the Company filed an appeal to the Technical Board of Appeals of the European Patent Office, seeking to reverse the
Opposition Division's decision limiting the claims of the European patent to influenza virus. In February 2002, American Cyanamid filed a response to the Company's appeal. A date for oral hearings has not been set. There can be no assurance that the Company will be successful in obtaining claims as originally granted as a result of the appeal. If the Company does not succeed in the appeal of the claims which encompass negative-strand RNA viruses, in particular non-segmented RNA viruses, it could negatively impact the
Company's ability to exclude others from commercializing an RSV or PIV-3 vaccine based on genetically engineered candidates in
Europe.

On October 20, 2000 the Company terminated all rights and licenses to Sang-A Pharmaceutical Co., Ltd., or Sang-A, a Korean company, relating to FluMist. On August 21, 2001, Sang-A filed a lawsuit against the Company in the United States District Court for the
Northern District of California challenging the termination. The Complaint includes causes of action for breach of contract, breach of the covenant of good faith and fair dealing, unfair and deceptive business practices, injunctive relief, declaratory judgment, specific performance and promissory estoppel. On September 21, 2001 the Company filed an Answer and Counterclaim, in which the
Company denied the allegations in Sang-A's Complaint. The Company also asserted several causes of action against Sang-A, including breach of contract, rescission, breach of the covenant of good faith and fair dealing and declaratory judgment. Discovery is just beginning in this matter. While the Company believes that Sang-A's claims are without merit, there can be no assurance that the
Company will prevail in this litigation.

After consultation with its counsel, the Company believes that it has meritorious defenses to the claims referred to above and is determined to defend its position vigorously. While it is impossible to predict with certainty the eventual outcome of these proceedings, the Company believes they are unlikely to have a material adverse effect on its financial position but might have a material adverse effect on its results of operations for a particular period.

18.      SUBSEQUENT EVENT

In January 2002, the Company was acquired by MedImmune, Inc. (MedImmune), a biotechnology company headquartered in Gaithersburg,
Maryland, through an exchange offer and merger transaction pursuant to the definitive merger agreement between the two parties dated
December 2, 2001. The acquisition was accounted for by MedImmune as a purchase and, accordingly, the results of the Company's operations will be included with the results of MedImmune effective January 10, 2002.

Under the terms of the agreement, MedImmune exchanged 1.075 of its common shares for each outstanding share of Aviron common stock, or approximately 34.0 million of its common shares for 100% of the outstanding common stock of the Company. Additionally, approximately 7.0 million shares of MedImmune common stock are issuable upon the exercise of the Company's outstanding options and warrants. Following the acquisition by MedImmune, the Company remains obligated for its outstanding indebtedness, which includes
$200.0 million aggregate principal amount of the 2008 Notes. Holders of the Company's 2008 Notes may convert the notes into an aggregate of 3.4 million shares of MedImmune common stock, based on a conversion price of $58.14 for MedImmune common stock, at any time on or before January 15, 2008.

19.      RELATED PARTY TRANSACTIONS

In 2000, the Company made a non-interest-bearing loan secured by real property to C. Boyd Clarke, then Chairman, President and Chief
Executive Officer, in the amount of $500,000. In 2001, the Company made a non-interest-bearing loan to David Wonnacott, then Vice
President, Regulatory Affairs, in the amount of $150,000. Total repayments during 2001 were $200,000. No repayments were made during
2000. Loans receivable from related parties as of December 31, 2001 and 2000 were $450,000 and $500,000, respectively, and are included in other assets in the accompanying balance sheets. In January 2002, the entire unpaid balance of loans receivable from related parties of $450,000 was forgiven in connection with the acquisition of the Company by MedImmune in January 2002 (see Note
18).